INVESTMENT ADVISORY AGREEMENT

     AGREEMENT ("Agreement"), made this 1st day of April, 2003, between JohnsonFamily Funds, Inc., a Maryland corporation (the "Company"), and Johnson Asset Management, Inc., a Wisconsin corporation (the "Adviser").

                              W I T N E S S E T H :

     WHEREAS, the Company is currently registered with the Securities and Exchange Commission under the Investment Company Act of 1940 (the "Act") as an open-end management investment company consisting as of the date hereof of four series, the JohnsonFamily Intermediate Fixed Income Fund (the "Fund"), the JohnsonFamily Small Cap Value Fund (the "Small Cap Value Fund"), the JohnsonFamily Large Cap Value Fund (the "Large Cap Value Fund") and the JohnsonFamily International Value Fund (the "International Value Fund");

     WHEREAS, the Adviser, which is an investment adviser registered under the Investment Advisers Act of 1940, provides investment advisory services to the Fund, the Small Cap Value Fund, the Large Cap Value Fund and the International Value Fund pursuant to separate investment advisory agreements; and

     WHEREAS, the Company and the Adviser desire to enter into a new investment advisory agreement with respect to the Fund only.

     NOW, THEREFORE, the Company and the Adviser do mutually promise and agree as follows:

     1. Employment. The Company hereby employs the Adviser to manage the investment and reinvestment of the assets of the Fund and to administer its business and administrative operations, subject to the direction of the Board of Directors of the Company (the "Board of Directors") and the officers of the Company, for the period and on the terms set forth in this Agreement. The Adviser hereby accepts such employment for the compensation herein provided and agrees during such period to render the services and to assume the obligations herein set forth.

     2. Authority of the Adviser. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company or the Fund in any way or otherwise be deemed an agent of the Company or the Fund. However, one or more shareholders, officers, directors or employees of the Adviser may serve as directors and/or officers of the Company, but without compensation or reimbursement of expenses for such services from the Company. Nothing herein contained shall be deemed to require the Company to take any action contrary to its Articles of Incorporation, as amended, restated or supplemented, or any applicable statute or

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regulation, or to relieve or deprive the Board of Directors of its responsibility for and control of the affairs of the Fund.

     3. Obligations of and Services to be Provided by the Adviser. The Adviser undertakes to provide the services hereinafter set forth and to assume the following obligations:

     A. Management and Administrative Services.

          (1) The Adviser shall furnish to the Company adequate office space, which may be space within the offices of the Adviser or in such other place as may be agreed upon from time to time, and all office furnishings, facilities and equipment as may be reasonably required for performing services relating to advisory, research, asset allocation, portfolio manager selection and evaluation activities and otherwise managing and administering the business and operations of the Fund.

          (2) The Adviser shall employ or provide and compensate the executive, administrative, secretarial and clerical personnel necessary to supervise the provision of the services set forth in sub-paragraph 3(A)(1) and shall bear the expense of providing such services, except as provided in Section 4 of this Agreement. The Adviser shall also compensate all officers and employees of the Company who are officers or employees of the Adviser or its affiliated companies.

     B. Investment Management Services.


          (1) The Adviser shall, subject to and in accordance with the investment objective and policies of the Fund and any directions which the Board of Directors may issue to the Adviser, have overall responsibility for the general management and investment of the assets and securities portfolios of the Fund.

          (2) The Adviser may delegate its investment responsibilities under sub-paragraph 3(B)(1) with respect to the Fund or segments thereof to one or more persons or companies ("Portfolio Manager[s]") pursuant to an agreement between the Adviser, the Company and each such Portfolio Manager ("Sub-Advisory Agreement"). Each Sub-Advisory Agreement may provide that the Portfolio Manager, subject to the control and supervision of the Board of Directors and the Adviser, shall have full investment discretion for the Fund and shall make all determinations with respect to the investment of the Fund's assets assigned to the Portfolio Manager and the purchase and sale of portfolio securities with those assets, and such steps as may be necessary to implement its decision. Any delegation of duties pursuant to this paragraph shall comply with all applicable provisions of Section 15 of the Act, except to the extent permitted by any exemptive order of the Securities and Exchange Commission or similar relief.

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     Adviser shall not be responsible or liable for the investment merits of any decision by a Portfolio Manager to purchase, hold or sell a security for the Fund's portfolio.

          (3) The Adviser shall develop overall investment programs and strategies for the Fund, or segments thereof, shall revise such programs as necessary, and shall monitor and report periodically to the Board of Directors concerning the implementation of the programs.

          (4) The Adviser shall research and evaluate Portfolio Managers and shall advise the Board of Directors of the Company of the Portfolio Managers which the Adviser believes are best-suited to invest the assets of the Fund; shall monitor and evaluate the investment performance of each Portfolio Manager; shall determine the portion of the Fund's assets to be managed by each Portfolio Manager; shall recommend changes or additions of Portfolio Managers when appropriate; and shall coordinate the investment activities of the Portfolio Managers.

          (5) The Adviser shall be solely responsible for paying the fees of each Portfolio Manager.

          (6) The Adviser shall render to the Board of Directors such periodic reports concerning the business and investments of the Fund as the Board of Directors shall reasonably request.

     C. Provision of Information Necessary for Preparation of Securities Registration Statements, Amendments and Other Materials.

     The Adviser will make available and provide financial, accounting and statistical information required by the Fund for the preparation of registration statements, reports and other documents required by federal and state securities laws, and with such information as the Fund may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the underwriting and distribution of the Fund's shares.

     D. Provision of Personnel.

     The Adviser shall make available its officers and employees to the Board of Directors and officers of the Company for consultation and discussions regarding the administration and management of the Company and its investment activities.

     4. Expenses. The Adviser shall not be required to pay any expenses of the Fund except as provided herein; provided, however, that if the aggregate annual operating expenses, including the Adviser's fee but excluding all federal, state and local taxes, interest, brokerage commissions and other costs incurred in connection with the purchase or sale of portfolio

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securities and extraordinary items, shall in any year exceed 1.5% of the average net assets of the Fund for such year, as determined by valuations made as of the close of each business day of the year, then the Adviser's fee shall be reduced as hereinafter provided. The expenses of the Fund's operations borne by the Fund include by way of illustration and not limitation, directors fees paid to those directors who are not officers of the Company, the costs of preparing and printing registration statements required under the Securities Act of 1933 and the Act (and amendments thereto), the expense of registering its shares with the Securities and Exchange Commission and in the various states, the printing and distribution cost of prospectuses mailed to existing shareholders, the cost of stock certificates (if any), director and officer liability insurance, reports to shareholders, reports to government authorities and proxy statements, interest charges, reimbursement payments to securities lenders for dividend and interest payments on securities sold short, taxes, legal expenses, salaries of administrative and clerical personnel, association membership dues, auditing and accounting services, insurance premiums, brokerage and other expenses connected with the execution of portfolio securities transactions, fees and expenses of the custodian of the Fund's assets, expenses of calculating the net asset value and repurchasing and redeeming shares, printing and mailing expenses, charges and expenses of dividend disbursing agents, registrars and stock transfer agents and the cost of keeping all necessary shareholder records and accounts.

     The Company shall monitor the expense ratio of the Fund on a monthly basis. If the accrued amount of the expenses of the Fund exceeds the expense limitation established herein, the Company shall create an account receivable from the Adviser in the amount of such excess. In such a situation the monthly payment of the Adviser's fee will be reduced by the amount of such excess, subject to adjustment month by month during the balance of the Company's fiscal year if accrued expenses thereafter fall below the expense limitation.

     5. Compensation of the Adviser. For the services to be rendered by the Adviser hereunder, the Company, through and on behalf of the Fund, shall pay to the Adviser an advisory fee, paid monthly, based on the average net assets of the Fund, as determined by valuations made as of the close of each business day of the month. The advisory fee shall be 1/12 of 0.45% (0.45% per annum) of such average net assets of the Fund. For any month in which this Agreement is not in effect for the entire month, such fee shall be reduced proportionately on the basis of the number of calendar days during which it is in effect and the fee computed upon the average net assets of the business days during which it is so in effect.

     6. Ownership of Shares of the Fund. The Adviser shall not take an ownership position in the Fund, and shall not permit any of its shareholders, officers, directors or employees to take a long or short position in the shares of the Fund, except for the purchase of shares of the Fund for investment purposes at the same price as that available to the public at the time of purchase.

     7. Exclusivity. The services of the Adviser to the Fund hereunder are not to be deemed exclusive and the Adviser shall be free to furnish similar services to others as long as the services hereunder are not impaired thereby. Although the Adviser has permitted and is

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permitting the Fund and the Company to use the name "JohnsonFamily", it is understood and agreed that the Adviser reserves the right to use and has permitted and may permit other persons, firms or corporations, including investment companies, to use such name, and that the Fund and the Company will not use such name if the Adviser ceases to be an investment adviser for the Fund. During the period that this Agreement is in effect, and except as herein provided, the Adviser shall be the Fund's sole investment adviser.

     8. Liability. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder, or for any losses that may be sustained in the purchase, holding or sale of any security.

     9. Brokerage Commissions. The Adviser, subject to the control and direction of the Board of Directors, and any Portfolio Managers, subject to the control and direction of the Board of Directors and the Adviser, shall have authority and discretion to select brokers and dealers to execute portfolio transactions for the Fund and for the selection of the markets on or in which the transactions will be executed. The Adviser or the Portfolio Managers may cause the Fund to pay a broker-dealer which provides brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934 (the "Exchange Act"), to the Adviser or the Portfolio Managers a commission for effecting a securities transaction in excess of the amount another broker-dealer would have charged for effecting such transaction, if the Adviser or the Portfolio Manager determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the executing broker-dealer viewed in terms of either that particular transaction or his overall responsibilities with respect to the accounts as to which he exercises investment discretion (as defined in Section 3(a)(35) of the Exchange Act). The Adviser shall provide such reports as the Board of Directors may reasonably request with respect to each Fund's total brokerage and the manner in which that brokerage was allocated.

     10. Code of Ethics. The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and has provided the Company with a copy of the code of ethics and evidence of its adoption. Upon the written request of the Company, the Adviser shall permit the Company to examine the reports required to be made by the Adviser pursuant to Rule 17j-1(c)(1).

     11. Amendments. This Agreement may be amended by the mutual consent of the parties; provided, however, that in no event may it be amended without the approval of the Board of Directors in the manner required by the Act, and, if required by the Act, by the vote of the majority of the outstanding voting securities of the Fund, as defined in the Act.

     12. Termination. This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Directors or by a vote of the majority of the outstanding voting securities of the Fund, as defined in the Act, upon giving sixty (60) days' written notice to

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the Adviser. This Agreement may be terminated by the Adviser at any time upon the giving of sixty (60) days' written notice to the Company. This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the Act). Subject to prior termination as hereinbefore provided, this Agreement shall continue in effect for two (2) years from the date hereof and indefinitely thereafter, but only so long as the continuance after such two (2) year period is specifically approved annually by (i) the Board of Directors or by the vote of the majority of the outstanding voting securities of the Company, as defined in the Act, and (ii) the Board of Directors in the manner required by the Act, provided that any such approval may be made effective not more than sixty (60) days thereafter.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first above written.

                                  JOHNSON ASSET MANAGEMENT, INC.
                                  (the "Adviser")


                                  By:_________________________________
                                      Colette Wallner, President


                                  JOHNSONFAMILY FUNDS, INC.
                                  (the "Company")


                                  By:_________________________________
                                       Colette Wallner, President









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